Exhibit 24.1

WACHOVIA MORTGAGE LOAN TRUST, LLC

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas Wickwire, David L. Pitelka, Robert J. Perret and David K. Tinkler, and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities (including his capacity as director and/or officer of Wachovia Mortgage Loan Trust, LLC (the “Registrant”)) to sign the Registration Statement, any and all amendments (including post-effective amendments) to the Registration Statement, and any registration statement for additional Mortgage Pass-Through Certificates and Asset-Backed Notes that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as might or could be done in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date
/s/ Thomas Wickwire Thomas Wickwire	President and Managing Director, and Member of the Board of Directors	December 30, 2005
/s/ David L. Pitelka David L. Pitelka	Treasurer, Controller and Managing Director	December 30, 2005
/s/ Orlando Figueroa Orlando Figueroa	Member of the Board of Directors	December 30, 2005
/s/ Randy B. Robertson Randy B. Robertson	Member of the Board of Directors	December 30, 2005